Exhibit 99.1

GrowLife, Inc. Held 2017 Annual Stockholder Meeting With 88.2 Percent of Shares Voted; Shareholders Passed All Management Recommendations

Company Discusses Vision and Multi-Pronged Strategy for Business Expansion in 2018

KIRKLAND, Wash.--(BUSINESS WIRE)--GrowLife, Inc. (PHOT) one of the nation’s most recognized indoor cultivation service providers, today announced that at its recent Annual Meeting of Stockholders held on October 23, 2017, 88.2 percent of shares were voted, and all items put forward by management were passed by a majority vote. In addition, GrowLife discussed the Company’s plan for 2018 including continued expansion efforts through its five pillar business strategy.

“We are very pleased with the great participation and support of our shareholder base on management’s recommendations,” said GrowLife CEO Marco Hegyi. “To support the Company’s vision of decreasing production costs while driving shareholder value, we created our globally recognized five pillar business strategy.”

GrowLife’s cultivation platform is a centralized supply chain that offers the Company increased purchasing power, providing its clients with significant competitive advantages such as being able to set up pre-scheduled deliveries and have predictable costs. GrowLife’s unique and service-friendly platform allows clients to focus on their cultivation operations and minimize risks associated with supplies and equipment.

Following the stockholder meeting, the Company held a presentation on its long-term vision and multi-faceted approach to capture the fast-growing indoor cultivation services market. GrowLife’s unique value proposition is supported by the Company’s five pillar business strategy that is organized by hydroponics, innovations, e-commerce and e-Logistics, licensing, and subscription. In early October, GrowLife announced implementation of this business strategy and achieved its first major milestone through a strategic asset acquisition of proprietary technologies for the indoor cultivation industry, further driving the Company’s expansion efforts.

The GrowLife 2017 Stockholder Review presentation can be found on the Company’s homepage at www.GrowLifeInc.com.

For more information on the shareholder meeting, please read GrowLife’s October 25, 2017, 8k SEC filing which can be found here.

For more information about GrowLife and GrowLifeEco.com, please visit the company website. Additional commentary on the Company as well as the industry is also provided on the CEO’s blog. Specific financials and corporate actions on GrowLife (PHOT), can be found in the filings at the SEC website.

About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics equipment, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

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